Exhibit 99.1

Press Release

Gulfport Energy Corporation Reports Third Quarter 2009 Results

OKLAHOMA CITY (November 5, 2009) Gulfport Energy Corporation (NASDAQ: GPOR) today reported financial and operating results for the third quarter of 2009.

For the third quarter of 2009, Gulfport reported net income of $6.7 million on oil and gas revenues of $22.2 million, or $0.16 per diluted share. EBITDA (as defined below) for the third quarter of 2009 was $14.8 million and cash flow from operating activities before changes in working capital was $14.2 million.

Financial Highlights

•	Produced oil and gas sales volumes of 415,716 barrels of oil equivalent (“BOE”) in the third quarter of 2009, an 8% sequential increase over the second quarter of 2009

•	Generated $14.8 million of EBITDA in the third quarter, a 14% sequential increase over the second quarter of 2009

•	Recorded net income of $6.7 million for the third quarter of 2009, a 31% sequential improvement over the second quarter of 2009

•

Reduced total debt by $9.2 million in the third quarter of 2009 with an ending balance of $55.6 million, a 14% sequential reduction from the balance at the end of the second quarter of 2009 and a 42% reduction year-over-year

Production

For the third quarter of 2009, net production was 373,390 barrels of oil, 160,923 thousand cubic feet (“MCF”) of natural gas and 651,234 gallons of natural gas liquids (“NGL”), or 415,716 BOE. Net production for the third quarter of 2009 by region was 354,767 BOE in Southern Louisiana, 51,636 BOE in the Permian Basin and 9,313 BOE in the Bakken.

Realized price for the third quarter of 2009, which includes transportation costs, was $56.62 per barrel of oil, $3.09 per MCF of natural gas and $34.34 per barrel of NGL, for a total equivalent of $53.34 per BOE.

Operational Highlights

•

Grizzly received an independent resource report (“report”) prepared by McDaniel & Associates Consultants Ltd. (“McDaniel & Associates”) assigning 89 million barrels (“MMBBL”) of recoverable best estimate contingent resources to its Algar Lake Project (Algar Lake Project represents only 4% of Grizzly’s total position in the Canadian Oil Sands), or 22 MMBBL net to Gulfport’s interest

•

Through a strategic acquisition in the Canadian Oil Sands, Gulfport’s net acreage position in the play increased to 131,862 acres and, in doing so, has provided sufficient scale to its Silvertip area to develop another major steam assisted gravity drainage (“SAGD”) project

•	Acquired an additional 1,968 net acres in the Permian Basin, expanding Gulfport’s total acreage position in the play to 8,405 net acres

•	Grew production at WCBB to 3,507 barrels of oil equivalent per day (“BOEPD”) in the third quarter, a 15% sequential increase over the second quarter of 2009

Operations

Gulfport has drilled a total of thirteen wells in Southern Louisiana since beginning its 2009 drilling program in June of 2009. At West Cote, Gulfport has completed its 2009 drilling program having drilled eleven wells, completing ten as producers. At Hackberry, Gulfport has drilled and set pipe on two wells and is currently drilling ahead on the third well of its 2009 program at the field. Gulfport currently expects to drill an additional two to three wells in Southern Louisiana by the end of 2009, all of which will be located at Gulfport’s Hackberry field.

Gulfport continues to expand its position in the Permian Basin, acquiring an additional 1,968 net acres of leases during the second half of 2009, expanding Gulfport’s total acreage position in the play to 8,405 net acres. A seismic survey has been conducted over a portion of Gulfport’s newly acquired acreage and Gulfport expects to receive data for interpretation by year-end 2009. During the third quarter of 2009, Gulfport participated in the drilling of 0.5 net wells. Beginning in November, a rig returned to the field and Gulfport expects another 1.5 to 2 net wells to be drilled on its acreage by year-end 2009.

Grizzly has recently received results from third party engineers, McDaniel & Associates providing Grizzly with an evaluation of contingent resource at its Algar Lake Project. As of July 1, 2009, McDaniel & Associates assigned 89 MMBBL of recoverable best estimate contingent resources to Grizzly’s Algar Lake Project. The estimates of McDaniel & Associates are summarized in the following table.

ESTIMATED COMPANY SHARE OF CONTINGENT RESOURCES AS OF JULY 1, 2009, BASED ON FORECAST PRICES AND COSTS
Classification /Level of Certainty	100% Grizzly Share (MBbl)	24.9999% Gulfport Share (Mbbl)
Best Estimate of Contingent Resource	88,903	22,226

The report assessed only the portions of sedimentary column which meet specific reservoir criteria required for economic development employing the in-situ SAGD recovery method. In addition, the evaluated area includes only the Algar Lake Project area, which represents only 4% of Grizzly’s total acreage position in the Canadian Oil Sands.

Grizzly recently acquired a 40% interest in 62.5 sections in the Canadian Oil Sands, adding a total of 15,688 net acres and increasing its position in the play to 527,451 net acres. Twelve sections of this recently acquired acreage are located directly adjacent to Grizzly’s Silvertip area and, over the combined acreage, has provided sufficient scale to develop another major SAGD project.

2010 Guidance

Gulfport estimates 2010 production to be in the range of 1.85 to 2.05 million BOE. Capital expenditures for 2010 are estimated to be in the range of $56 to $62 million prior to any new acreage or asset acquisitions. Operationally, Gulfport plans to drill 19 to 21 wells at WCBB, approximately 3 wells at Hackberry and 12 to 13 net wells in the Permian Basin. In Canada, Gulfport plans to participate in Grizzly’s 2009-2010 winter drilling and seismic programs. For 2010, Gulfport projects lease operating expense to be in the range of $8.00 to $9.50 per BOE, general and administrative expense to be between $2.50 to $3.50 per BOE, production taxes to be between $7.00 to $8.00 per BOE and depreciation, depletion and amortization expense to be in the range of $18.00 to $20.00 per BOE.

Year Ending 12/31/2010
Estimated Production
Oil Equivalent - BOE	1,850,000 - 2,050,000
Daily Oil Equivalent Midpoint - BOEPD	5,342

Year-Over-Year Production Increase¹	15%

Operating Costs per BOE of Projected Production
Lease Operating Expense - $/BOE	$8.00 - $9.50
Production Taxes - $/BOE	$7.00 - $8.00
Depreciation, Depletion and Amortization - $/BOE	$18.00 - $20.00
General and Administrative - $/BOE	$2.50 - $3.50

Budgeted Capital Expenditures - In Millions:
Total Budgeted Capital Expenditures	$56 - $62

¹	Based upon the daily oil equivalent midpoint for 2009 estimated production of 1.70 MMBOE and the daily oil equivalent midpoint for 2010 estimated production of 1.95 MMBOE

Management’s Comments

Jim Palm, Gulfport’s Chief Executive Officer, commented, “We are pleased to report solid third quarter results, both operationally and financially. Looking ahead to 2010, we are eager to begin ramping-up drilling and look forward to continuing to develop the tremendous potential provided through our investment in the Canadian Oil Sands.”

Presentation

An updated presentation was posted to the Company’s website on the morning of November 5, 2009. The presentation can be found at www.gulfportenergy.com under the “Webcasts & Presentations” section on the “Investor Relations” page. Information on the Company’s website does not constitute a portion of this press release.

Conference Call

Gulfport will host a conference call today at 1:00 p.m. CST to discuss its third quarter 2009 financial and operational results. Interested parties may listen to the call via Gulfport’s website at www.gulfportenergy.com or by calling 1-866-543-6407. The passcode for the call is 31124117. A replay of the call will be available for two weeks at 1-888-286-8010. The replay passcode is 53351781. The webcast will be archived on the Company’s website for one year and can be accessed on the Company’s “Investor Relations” page.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Gulfport expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strength, goals, expansion and growth of Gulfport’s business and operations, plans, market conditions, references to future success, reference to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by Gulfport in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with Gulfport’s expectations and predictions is subject to a number of risks and uncertainties, general economic, market, credit or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Gulfport; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of Gulfport. Information concerning these and other factors can be found in the Company’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by Gulfport will be realized, or even if realized, that they will have the expected consequences to or effects on Gulfport, its business or operations. Gulfport has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense, accretion expense and depreciation, depletion and amortization. Cash flow from operating activities before changes in operating assets and liabilities is a non-GAAP financial measure equal to cash flows from operating activities before changes in operating assets and liabilities. The Company has presented EBITDA because it uses EBITDA as an integral part of its internal reporting to measure its performance and to evaluate the performance of its senior management. EBITDA is considered an important indicator of the operational strength of the Company’s business. EBITDA eliminates the uneven effect of considerable amounts of non-cash depletion, depreciation of tangible assets and amortization of certain intangible assets. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, the Company believes that EBITDA provides useful information to its investors regarding its performance and overall results of operations. EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, EBITDA and cash flow from operating activities before changes in operating assets and liabilities are not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The EBITDA and cash flow from operating activities before changes in operating assets and liabilities presented in this press release may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in the Company’s various agreements.

Investor & Media Contact:

Paul K. Heerwagen

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888

GULFPORT ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Oil and condensate sales	$21,142,000	$34,354,000	$58,146,000	$95,636,000
Gas sales	498,000	1,337,000	1,114,000	5,612,000
Natural gas liquids sales	533,000	1,216,000	1,432,000	2,784,000
Other income (expense)	(102,000)	(176,000)	(323,000)	(381,000)

	22,071,000	36,731,000	60,369,000	103,651,000

Costs and expenses:
Lease operating expenses	3,442,000	6,362,000	12,511,000	14,906,000
Production taxes	2,586,000	3,970,000	6,856,000	11,398,000
Depreciation, depletion, and amortization	7,387,000	9,392,000	22,157,000	28,912,000
General and administrative	1,380,000	1,748,000	3,659,000	5,270,000
Accretion expense	146,000	140,000	432,000	417,000

	14,941,000	21,612,000	45,615,000	60,903,000

INCOME FROM OPERATIONS:	7,130,000	15,119,000	14,754,000	42,748,000

OTHER (INCOME) EXPENSE:
Interest expense	614,000	1,172,000	1,686,000	3,402,000
Insurance proceeds	—	—	(1,050,000)	(769,000)
Interest income	(158,000)	(180,000)	(395,000)	(404,000)

	456,000	992,000	241,000	2,229,000

INCOME BEFORE INCOME TAXES	6,674,000	14,127,000	14,513,000	40,519,000
INCOME TAX EXPENSE:	—	20,000	28,000	20,000

NET INCOME	$6,674,000	$14,107,000	$14,485,000	$40,499,000

NET INCOME PER COMMON SHARE:
Basic	$0.16	$0.33	$0.34	$0.95

Diluted	$0.16	$0.33	$0.34	$0.94

Basic weighted average shares outstanding	42,673,800	42,620,332	42,660,118	42,589,277
Diluted weighted average shares outstanding	43,021,757	43,061,831	42,981,073	43,061,383

GULFPORT ENERGY CORPORATION

RECONCILIATION OF EBITDA AND CASH FLOW

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Net Income	$6,674,000	$14,107,000	$14,485,000	$40,499,000
Interest expense	614,000	1,172,000	1,686,000	3,402,000
Income tax expense	—	20,000	28,000	20,000
Accretion expense	146,000	140,000	432,000	417,000
Depreciation, depletion, and amortization	7,387,000	9,392,000	22,157,000	28,912,000

EBITDA	$14,821,000	$24,831,000	$38,788,000	$73,250,000

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
Cash provided by operating activity	$12,941,000	$29,547,000	$35,812,000	$75,263,000
Adjustments:
Changes in assets and liabilities	1,307,000	(5,678,000)	1,566,000	(4,695,000)

Operating Cash Flow	$14,248,000	$23,869,000	$37,378,000	$70,568,000

Gulfport Energy Corporation

Production Schedule

(Unaudited)

Production Volumes:	3Q 2009	3Q 2008	YTD 2009	YTD 2008
Oil (MBbls)	373.4	361.3	1,127.7	1,131.8
Gas (MMcf)	160.9	135.0	320.8	559.0
NGL (MGal)	651.2	694.7	2,074.7	1,804.6
Oil Equivalents (MBOE)	415.7	400.4	1,230.6	1,267.9

Average Realized Price:
Oil (per Bbl)	$56.62	$95.08	$51.56	$84.50
Gas (per Mcf)	$3.09	$9.91	$3.47	$10.04
NGL (per Gal)	$0.82	$1.75	$0.69	$1.54
Oil Equivalents (BOE)	$53.34	$92.19	$49.32	$82.05